Consent of Independent Accountants

    We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment No.55 to the Registration Statement (Form N-1A No. 2-13943) of Penn Square Mutual Fund of our report dated Janaury 9, 1997, included in the 1996 Annual Report to Shareholders of Penn Square Mutual Fund.

    ERNST & YOUNG LLP

    Reading, Pennsylvania
    April 24, 1997